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                                  EXHIBIT 99.3



                  1994-1995 STOCK OPTION PLAN FOR NEW EMPLOYEES




VOTED:              That the Company grant Nonqualified Stock Options to the
- ------              following individuals, in the number specified below, and at
June 30,            an exercise price equal to the closing price of the
1995                Company's stock on the American Stock Exchange on the date indicated for each individual.

                    Lee Grodzins     32,000 shares First day of Employment
                    Michael Hynes    32,000 shares First day of Employment

VOTED:              That the grant of 3,000 nonstatutory stock options to David
- ------              D. Waters at the time of his hiring as Director of
November 16,        CargoSearch Projects of the Company be, and it hereby is,
1995                approved. Such options shall vest at the rate of 1,000
                    shares on each of the first three anniversaries of Mr.
                    Waters' first day as an employee of AS&E and shall be priced at 100% of the market close price on the American Stock
                    Exchange on such first day as an employee.

VOTED:              That Jeffrey A. Bernfeld ("Employee") be, and hereby is,
- ------              granted non-qualified options to purchase 24,000 shares
March 1,            ("Option") of this Corporation's Common Stock, $.66 2/3 par
1996                value ("Common Stock") at a purchase price per share equal to the closing price of the Common Stock on the American
                    Stock Exchange on February 29, 1996, vesting at the rate of 6,000 shares per annum beginning on February 29, 1996, subject to the execution by the Employee of a stock option agreement in this Corporation's standard form ("Agreement"), and that upon exercise of all or part of the Option pursuant to the terms of the Agreement including without limitation payment of the exercise price per share, this Corporation issue to the Employee that number of shares of the Corporation's Common Stock which corresponds to the number of Options exercised by the Employee.

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VOTED:              That the establishment and naming of the 1994-1995 Stock
- ------              Option Plan for New Employees, and the issuance of stock
May 22,             options to new employees thereunder be, and hereby is,
1996                confirmed and approved including without limitation the
                    issuance to the employees named below the number of options set forth opposite their names and the issuance of an equivalent number of shares of Company Common Stock to such employees upon the exercise of such stock options in accordance with the terms of the stock option agreements between the Company and each employee including without limitation payment of the exercise price per share exercised, such Common Stock to be fully paid and non-assessable:



                          EMPLOYEE                  NUMBER OF OPTIONS
                          --------                  -----------------
                          Lee C. Steele                    50,000
                          Peter W. Harris                  30,000
                          Joseph Moffa                      8,000
                          Matthew Heaton                    8,000
                          David Parrish                     1,000